UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 15, 2023

Date of Report (Date of earliest event reported)

Truist Financial Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

214 North Tryon Street Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5 par value	TFC	New York Stock Exchange
Depositary Shares each representing 1/4,000th interest in a share of Series I Perpetual Preferred Stock	TFC.PI	New York Stock Exchange
5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities each representing 1/100th interest in a share of Series J Perpetual Preferred Stock	TFC.PJ	New York Stock Exchange
Depositary shares, each representing 1/1,000th interest in a share of Series O Non-Cumulative Perpetual Preferred Stock	TFC.PO	New York Stock Exchange
Depositary Shares each representing 1/1,000th interest in a share of Series R Non-Cumulative Perpetual Preferred Stock	TFC.PR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

Truist Financial Corporation (“Truist”) today announced that it has reached a definitive agreement to sell a 20% minority stake in its insurance brokerage subsidiary, Truist Insurance Holdings, Inc. (“TIH”), to an investor group led by Stone Point Capital LLC (the “Investor Group”). A copy of the news release issued by Truist announcing the transaction is furnished as Exhibit 99.1. In addition, Truist will host a conference call to discuss the transaction today at 9:00 a.m. eastern time. A copy of the presentation materials for the call is furnished as Exhibit 99.2.

The news release at Exhibit 99.1 and the presentation materials at Exhibit 99.2 are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing. All information in this Current Report on Form 8-K and in the exhibits hereto speaks as of the date hereof and thereof, respectively, and Truist does not assume any obligation to update such information in the future. In addition, Truist disclaims any inference regarding the materiality of such information which otherwise may arise as a result of its furnishing such information under Item 7.01 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Truist also announced that, in connection with this transaction, John M. Howard will continue as Chief Executive Officer of TIH, reporting to Truist Chief Executive Officer, William H. Rogers, Jr., but Truist will shift some of his enterprise-wide responsibilities in order to support focus on maximizing the success of TIH.

On February 15, 2023, the Compensation and Human Capital Committee of the Board of Directors of Truist approved the following adjustments to Mr. Howard’s compensation in connection with this transaction. Mr. Howard’s base salary will be increased to $1,000,000 per year effective immediately. Mr. Howard’s target annual cash incentive compensation opportunity under Truist’s Annual Incentive Performance award program for 2023 will be increased to 230% of his base salary effective for the entire 2023 performance period, and the payout will now be based 75% on performance metrics relating solely to TIH and 25% on performance criteria applicable to Truist as a whole. Mr. Howard will also be entitled to receive, subject to the closing of the investment by the Investor Group in TIH and the approval of TIH’s Board of Managers, a one-time equity award from TIH in the form of both time-vesting and event-vesting profits interests (50% of each) with an aggregate Black-Scholes value of approximately $17,500,000, which will provide value to Mr. Howard based only on any increase in value of TIH over the value of TIH as of the date that the profits interests are granted to Mr. Howard (taking into account the investment by the Investor Group). The time-vesting profits interests will vest pro-rata over the course of four years, and the profits interest grant will be in lieu of any other long-term incentive compensation grant that Mr. Howard would have otherwise been eligible to receive during this period. Mr. Howard will otherwise remain subject to the same terms and conditions of employment as prior to these changes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	News release dated February 16, 2023

99.2	Presentation materials dated February 16, 2023

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUIST FINANCIAL CORPORATION (Registrant)

By:	/s/ Cynthia B. Powell
Name:	Cynthia B. Powell
Title:	Executive Vice President and Corporate Controller (Principal Accounting Officer)

Date: February 16, 2023